Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
VALLEY FORGE COMPOSITE TECHNOLOGIES

       VALLEY FORGE COMPOSITE TECHNOLOGIES, INC., a corporation organized and existing under the Florida Business Corporation Act, (the "Corporation"), does hereby certify:

       1.             The Corporation filed its original Articles of Incorporation on June 27, 2005 with the Florida Department of State, Division of Corporations.

       2.             In accordance with the provisions of §§ 607.1003, 607.1006, and 607.1007 of the Florida Business Corporation Act, the Corporation's Board of Directors recommended, and the number of votes cast for the amendment by the shareholders was sufficient for approval, of the following amendments and the restatement of the Corporation's Articles of Incorporation:

FIRST:                            Name. The name of the corporation shall be:

             VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.

                                        (hereinafter the "Corporation").

SECOND:               Duration, Purpose.

Section 2.1. Duration. The existence of the Corporation shall continue upon the filing of these Amended and Restated Articles of Incorporation by the Department of State and shall be perpetual.

Section 2.2. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act (FBCA).

THIRD:                           Capital Stock.

Section 3.1. Authorized Shares. The total number of shares of stock that the

Corporation shall have authority to issue is 120,000,000 shares.

Section 3.2. Common Stock. The aggregate number of shares of common stock (referred to herein as "Common Stock") that the Corporation shall have authority to issue is 100,000,000 with a par value of $0.001 per share. Except as otherwise required by law or as otherwise provided in the terms of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, the holders of Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote. The Common Stock shall not have as a matter of right any preemptive or preferential right to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or other securities of the Corporation, whether or not convertible into shares of stock of the Corporation.

Section 3.2. Preferred Stock. The aggregate number of shares of preferred stock (referred to herein as "Preferred Stock") that the Corporation shall have authority to issue is 20,000,000 with no par value.

(a) Board Authorized to Fix Terms. The Board of Directors is authorized, subject to limitations prescribed by law, by resolution or resolutions to provide for the issuance of shares of preferred stock in one or more series, and, by filing a certificate when required by the FBCA, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

    (i) the number of shares constituting that series, including the authority to increase or decrease such number, and the distinctive designation of that series;

    (ii) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, the date or dates from which they shall be cumulative and the relative rights of priority, if any, in the payment of dividends on shares of that series;

    (iii) the voting rights, if any, of the shares of that series in addition to the voting rights provided by law and the terms of any such voting rights;

    (iv) the terms and conditions, if any, upon which shares of that series shall be convertible or exchangeable for shares of any other class or classes of stock of the Corporation or other entity, including provision for adjustment of the conversion or exchange rate upon the occurrence of such events as the Board of Directors shall determine;

    (v) the right, if any, of the Corporation to redeem shares of that series and the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary according to different conditions and different redemption dates;

    (vi) the obligation, if any, of the Corporation to retire shares of that series pursuant to a retirement or sinking fund or fund of a similar nature for the redemption or purchase of shares of that series and the terms and conditions of such obligation;

    (vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, in the payment of shares of that series;

    (viii) the preemptive or preferential rights, if any, of the holders of shares of such series to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or other securities of the Corporation, whether or not convertible into shares of stock with the Corporation, and

    (ix) any other rights, preferences and limitations of the shares of that series as may be permitted by law.

(b) Dividend Preference. Dividends on outstanding shares of preferred stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on shares of common stock with respect to the same dividend period.

(c) Relative Liquidation Preference. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of preferred stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of preferred stock in accordance with their respective priorities and preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

(d) Reissuance of Preferred Stock. Subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock, shares of Preferred Stock of any series that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms, shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series and maybe reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Florida Secretary of State, be reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock.

FOURTH:     Corporate Address, Registered Office, and Agent. The street address of the Corporation's principal office shall be 50 East River Center Boulevard, Suite 820, Covington, Kentucky 41011. The street address of the Corporation's registered office and the street address of its registered agent shall be 5775 Blue Lagoon Drive, Suite 100, Miami, Florida 33126. The registered agent at this address shall be Russell C. Weigel, III, P.A.

FIFTH:          Directors. The Corporation shall have at least one director. The names and address of the directors of the Corporation, who shall hold office until their successors are elected and qualified or until their earlier resignations or removals from office, are:

Louis J. Brothers
Chairman and President
50 East River Center Boulevard
Suite 820
Covington, Kentucky 41011

Larry K. Wilhide
Vice-President
50 East River Center Boulevard
Suite 820
Covington, Kentucky 41011

Dr. Victor E. Alessi
50 East River Center Boulevard
Suite 820
Covington, Kentucky 41011

Raul A. Fernandez
50 East River Center Boulevard
Suite 820
Covington, Kentucky 41011

Richard S. Relac
50 East River Center Boulevard
Suite 820
Covington, Kentucky 41011

Andrew T. Gilinsky
50 East River Center Boulevard
Suite 820
Covington, Kentucky 41011

Eugene Breyer
50 East River Center Boulevard
Suite 820
Covington, Kentucky 41011.

 The number of directors may be increased or decreased from time to time pursuant to the bylaws of the Corporation, but shall not be less than one.

SIXTH:        Indemnification. The Corporation shall indemnify, and shall advance expenses on behalf of, its officers and directors to the fullest extent not prohibited by any law in existence either now or hereafter. The Corporation may indemnify employees, agents and others as the bylaws may provide.

CERTIFICATE

    IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed and attested by its duly authorized officer in Covington, Kentucky on this 28 day of October, 2009.

    The foregoing Amended and Restated Articles of Incorporation were adopted on May 20, 2009 by the duly authorized vote of the majority shareholders of the Corporation. The number of votes cast by the majority shareholders for the amendments to the Articles of Incorporation was sufficient for approval by the shareholders entitled to vote on amendments.

The Amended and Restated Articles of Incorporation shall be effective upon filing with the Florida Department of State, Division of Corporations (the "Effective Date").

/s/ Louis J. Brothers
-------------------------------------------
Louis J. Brothers
President

STATE OF KENTUCKY                                          }
                                    COUNTY OF KENTON                                           }

Sworn to and subscribed before me this 28 day of OCT. 2009, by LOUIS J. BROTHERS

He personally appeared before me at the time of this notarization. He is:

Personally Known to me____________   OR    Produced Identification______________

Type of Identification Produced: DRIVERS LICENCE

          /s/ Kelli Tyler
          -------------------------
          Notary Public [signature]

KELLI TYPER
[print name]
          Commission No.:

ACCEPTANCE BY REGISTERED AGENT

    Having been appointed the registered agent of VALLEY FORGE COMPOSITE TECHNOLOGIES, INC., the undersigned accepts such appointment and agrees to act in such capacity.

    Dated this 10th day of November, 2009.

RUSSELL C. WEIGEL, III, P.A.

By:	/s/ Russell C. Weigel, III
Russell C. Weigel, III
Registered Agent